Exhibit 99.1

Zogenix Provides Corporate Update and Reports

First Quarter 2015 Financial Results

Company will host a conference call today at 4:30 p.m. EDT/1:30 p.m. PDT

SAN DIEGO, Calif., May 11, 2015 — Zogenix, Inc. (NASDAQ: ZGNX), a pharmaceutical company developing and commercializing products for the treatment of central nervous system (CNS) disorders, provided a corporate update, and announced financial results for the first quarter ended March 31, 2015.

Corporate Update

•	Appointed Stephen J. Farr, Ph.D., previously serving as the Company’s President, as the new Chief Executive Officer of Zogenix. Dr. Farr will also continue to serve as the President of Zogenix and will remain a member of the Company’s Board of Directors. Roger Hawley, the previous CEO of Zogenix, will remain on the Board of Directors.

•	Successfully completed the sale of the Zohydro® ER pain franchise to Pernix Therapeutics for $80 million in cash, approximately 1.68 million shares of Pernix common stock, and potential regulatory and sales milestones that could total up to $283.5 million. This asset sale enables the Company to solely focus on its CNS clinical pipeline, substantially reduces its operating expenses and significantly strengthens the balance sheet.

•	The Company remains on track to commence its Phase 3 program for ZX008 in the third quarter of 2015. ZX008 is a low-dose formulation of fenfluramine, which has the potential to be a transformational treatment for Dravet syndrome, a rare and debilitating form of epilepsy that begins in infancy. Significant progress has been made on activities to initiate the clinical program, including a new synthetic manufacturing route for fenfluramine, the development of a new oral liquid formulation suitable for a pediatric population, and the selection of clinical and commercial suppliers of the drug substance and drug product.

•	Commenced dosing in patients enrolled in the Company’s Relday™ Phase 1b, multi-dose, clinical study. Relday is a proprietary, subcutaneously injected, once-monthly formulation of risperidone designed to provide potentially significant improvements over current long-acting injection treatments for schizophrenia. Results from this study are expected in the third quarter of 2015.

•	Appointed Renee Tannenbaum, Pharm.D., currently Head of Global Customer Excellence of AbbVie, Inc., to the Zogenix Board of Directors.

“As we move forward with the continued clinical development of our CNS-focused pipeline, we are in a strong operating position,” said Stephen J. Farr, Ph.D., President and CEO. “We are now fully funded through multiple key inflection points, including the Phase 3 studies for ZX008 in the U.S. and Europe, the ZX008 New Drug Application (NDA) and Marketing Authorization application (MAA) submissions which are anticipated in late 2016, and the end of Phase 2 meeting with the FDA for Relday.”

First Quarter 2015 Financial Results Compared to First Quarter 2014 Financial Results

•	As a result of the sale of the Zohydro ER business, all Zohydro ER revenue and expenses have been excluded from continuing operations for all periods herein and reported as discontinued operations. All prior period information has been recast to conform to this presentation.

•	Total revenue for the first quarter of 2015 was $4.6 million, and reflected zero net product revenues (due to the sale of Zohydro ER, completed in April 2015), $4.2 million of contract manufacturing revenue and $0.4 million of service and other product revenue (comprised primarily of co-promotion fees earned for Migranal® sales under the Company’s agreement with Valeant Pharmaceuticals). This compared with total revenue of $7.4 million in the same quarter last year which included $6.5 million of net product revenue and $0.9 million of services and other revenue. The increase in contract manufacturing revenue and decrease in net product revenue in the 2015 first quarter was due to the sale of the Sumavel® DosePro® business to Endo International Plc in May 2014 and subsequent performance under the related supply agreement.

•	First quarter 2015 research and development expenses totaled $5.2 million, up from $2.5 million in the first quarter a year ago as the Company continued preparations for its two Phase 3 studies for ZX008, and a multi-dose clinical study for Relday, which commenced in February 2015.

•	First quarter 2015 selling, general and administrative expense totaled $6.3 million, compared with $12.5 million in the first quarter a year ago. The Company incurred selling expenses for Sumavel DosePro prior to its sale in May 2014.

•	Net loss from continuing operations was approximately $10.2 million, compared with $5.0 million in the same quarter a year ago. Total net loss for the first quarter of 2015 was $22.9 million, or $0.15 per basic share and fully diluted basis, compared with $21.0 million, or $0.15 per basic share and $0.20 fully diluted for the first quarter a year ago.

•	Cash and cash equivalents at March 31, 2015 totaled $21.3 million, which did not reflect the net cash proceeds of approximately $70.0 million (net of $10.0 million placed in escrow) received subsequent to quarter’s end related to the April 2015 sale of Zohydro ER to Pernix.

•	The Company anticipates its current financial resources will provide sufficient cash to fund operations through several significant milestones, which include the U.S. and Europe Phase 3 studies for ZX008, a targeted NDA submission in the U.S. and MAA submission in Europe for ZX008, and the end of Phase 2 meeting for Relday.

2015 Financial Guidance

Below is the Company’s financial guidance for the remainder of 2015, reflecting continuing operations following the sale of Zohydro ER.

•	Research and development expenses are expected to be $25.0 million to $28.0 million for the second through fourth quarters of 2015, reflecting the initiation of ZX008 clinical studies and the recent commencement of the Relday multi-dose clinical study.

•	General and administrative expenses are expected to be $21.0 million to $23.0 million for the second through fourth quarters of 2015.

•	Contract manufacturing revenue from the supply of Sumavel DosePro to Endo will continue at a low single-digit markup over cost of contract manufacturing.

Additionally, the pre-tax net gain on sale of Zohydro ER of approximately $90.0 million, less costs of discontinued operations, will be recorded as discontinued operations in the second quarter of 2015. The Company does not expect gain or loss from discontinued operations to be significant in the third or fourth quarters of 2015.

Conference Call Details

Investors interested in participating in today’s live call can dial 888-430-8694 from the U.S. and international callers can dial 1-719-325-2308 and use conference ID: 6728810. A telephone replay will be available approximately two hours after the call and will run through May 25 by dialing 877-870-5176 from the U.S., or 719-325-2472 from international locations, and entering Replay Pin Number: 6728810. The conference call will be broadcast live and will be available for replay for 60 days at: Conference Call Link and on the IR section of the company’s website at: Zogenix IR.

About Zogenix

Zogenix, Inc. (Nasdaq: ZGNX) is a pharmaceutical company committed to developing and commercializing therapies that address specific clinical needs for people living with CNS disorders who need innovative treatment alternatives to help them return to normal daily functioning.

Forward Looking Statements

Zogenix cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: the Company’s financial guidance for the remainder of 2015; the Company’s cash position related to operating expenses and planned development activities; the potential to receive future milestone payments from the Zohydro ER transaction; Zogenix’s strategy on advancing its novel pipeline in CNS disorders; and the expected timing of, and Zogenix’s ability to achieve, key clinical milestones and regulatory meetings and submissions for Zogenix’s development pipeline. The inclusion of forward-looking statements should not be regarded as a representation by Zogenix that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in Zogenix’s business, including, without limitation: the uncertainties associated with the clinical development and regulatory approval of product candidates such as ZX008 and Relday, including potential delays in enrollment and completion of clinical trials; the potential that earlier clinical trials may not be predictive of future results; Zogenix’s reliance on third parties to conduct its clinical trials, enroll patients, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of its drug products, if approved; Zogenix’s ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its product development activities; Zogenix could spend its available financial resources faster than it currently expects and may be unable to raise additional capital if and when needed, on acceptable terms or at all; and other risks described in Zogenix’s prior press releases as well as in public periodic filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Zogenix undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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DosePro ® is a registered trademark and Relday™ is a trademark of Zogenix, Inc.

All other trademarks are of the associated companies.

CONTACT
Ann Rhoads	Andrew McDonald
Chief Financial Officer	Founding Partner
Zogenix, Inc.	LifeSci Advisors, LLC
858-436-9208	646-597-6987
arhoads@zogenix.com	Andrew@LifeSciAdvisors.com

Zogenix, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Revenues:
Net product revenue	$—	$6,485
Contract manufacturing revenue	4,181	—
Service and other revenue	433	904

Total revenue	4,614	7,389

Operating (income) expense:
Cost of goods sold	—	3,333
Cost of contract manufacturing	3,923	—
Royalty expense	72	267
Research and development	5,150	2,541
Selling, general & administrative	6,268	12,528
Change in fair value of contingent consideration	(1,000)	—

Total operating expense	14,413	18,669

Income (loss) from operations	(9,799)	(11,280)
Other income (expense):
Interest income	5	6
Interest expense	(648)	(1,886)
Change in fair value of warrant liabilities	410	8,269
Change in fair value of embedded derivatives	—	(14)
Other income (expense)	(120)	(47)

Total other income (expense)	(353)	6,328

Net income (loss) before income taxes	(10,152)	(4,952)
Provision for income taxes	(13)	—

Net income (loss) from continuing operations	(10,165)	(4,952)
Income (loss) from discontinued operations, net of applicable tax	(12,696)	(15,980)

Net loss	$(22,861)	$(20,932)

Net loss per share, basic	$(0.15)	$(0.15)

Net loss per share, diluted	$(0.15)	$(0.20)

Weighted average shares outstanding, basic	153,362	139,309
Weighted average shares outstanding, diluted	153,362	145,323

Zogenix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2015	December 31, 2014
	unaudited
ASSETS
Current assets:
Cash and cash equivalents	$21,314	$42,205
Restricted cash	8,500	8,500
Trade accounts receivable, net	1,624	6,078
Inventory	13,102	11,444
Prepaid expenses and other current assets	4,007	2,555
Current assets of discontinued operations	6,636	7,196

Total current assets	55,183	77,978
Property and equipment, net	10,276	10,618
Intangible assets	102,500	102,500
Goodwill	6,234	6,234
Other assets	2,646	2,832
Noncurrent assets of discontinued operations	3,405	2,673

Total assets	$180,244	$202,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,191	$4,742
Accrued expenses	8,224	9,173
Common stock warrant liabilities	4,683	5,093
Revolving credit facility	2,565	1,450
Long term debt, current portion	1,881	—
Deferred revenue	1,031	1,472
Current liabilities of discontinued operations	21,397	22,307

Total current liabilities	44,972	44,237
Note payable	2,549	2,461
Long term debt, less current portion	17,447	19,242
Contingent purchase consideration	52,000	53,000
Deferred tax liability	20,500	20,500
Deferred revenue, less current portion	7,345	7,063
Other long-term liabilities	1,138	1,053
Stockholders’ equity	34,293	55,279

Total liabilities and stockholders’ equity	$180,244	$202,835